UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

HARTE HANKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	74-1677284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9601 McAllister Freeway, Suite 610, San Antonio, Texas	78216
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $1.00 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e) , check the following box ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None.

Explanatory Note

This Amendment No. 1 (this “Amendment”) to Form 8-A amends the information set forth in Item 1 of the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the “Commission”) on October 7, 1993 (the “Form 8-A”) by Harte Hanks, Inc. (the “Company”).

No new securities are being registered pursuant to this Amendment, which is being filed solely to update the description of the Company's common stock, par value $1.00 per share (the “Common Stock”), included in the Form 8-A to reflect a reverse stock split of the Company's Common Stock at a ratio of one-for-ten and the related reduction in the Company’s authorized Common Stock.

Item 1.	Description of Registrant’s Securities to be Registered.

A reverse stock split (the “Reverse Stock Split”) of the Company’s Common Stock became effective on January 31, 2018 (the “Effective Time”). Pursuant to the Reverse Stock Split, every 10 shares of Common Stock which were issued and outstanding immediately prior to the Effective Time were automatically converted into one issued and outstanding share of Common Stock and the number of authorized shares of Common Stock that the Company is authorized to issue was reduced from 50,000,000 shares to 25,000,000 shares. No fractional shares of Common Stock were issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock will receive a cash payment in lieu of such fractional shares. After the Reverse Stock Split, the Company’s Common Stock will have the same proportional voting rights and will be identical in all other respects to the Common Stock prior to the effectiveness of the Reverse Stock Split, except for minor changes and adjustments resulting from the treatment of fractional shares. The number of authorized shares of preferred stock that the Company is authorized to issue remains unchanged at 1,000,000 shares.

The foregoing summary of the Reverse Stock Split is not complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company.

Item 2. Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation as amended through May 5, 1998 (incorporated by reference to Exhibit 3(e) to the Company’s Form 10-Q for the six months ended June 30, 1998).
3.2	Certificate of Amendment of Certificate of Incorporation filed herewith.
3.3	Fifth Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated December 23, 2015).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Harte Hanks, Inc.
Dated: January 31, 2018

By: /s/ Robert L. R. Munden
Robert L. R. Munden
Executive Vice President,
General Counsel & Secretary